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                                                                    EXHIBIT 99.1


FROM:                                     FOR:
Padilla Speer Beardsley Inc.              Synovis Life Technologies, Inc.
1101 West River Parkway                   2575 University Ave.
Minneapolis, Minn. 55415                  St. Paul, Minn. 55114


CONTACT:                                  CONTACT:
Nancy A. Johnson                          Karen Gilles Larson, President and CEO
(612) 455-1700                            Connie L. Magnuson, CFO
njohnson@psbpr.com                        (651) 603-3700

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES REAFFIRMS ANNUAL GUIDANCE DESPITE
SLOW START IN INTERVENTIONAL BUSINESS AND ITS EFFECT ON
FIRST-QUARTER RESULTS

SURGICAL BUSINESS ON TRACK FOR RECORD REVENUE IN FIRST QUARTER


     ST. PAUL, Minn., January 13, 2004 -- Synovis Life Technologies, Inc. (NASDAQ: SYNO), a diversified medical device company, anticipates consolidated revenue and net earnings for its first fiscal quarter ending January 31, 2004, will be well below analysts' estimates. The company does not provide quarterly guidance, in large part due to the inherent variability that occurs in the interventional business. Revenue is expected to be near first-quarter 2003 levels, with net earnings below first-quarter 2003 levels. In the first quarter of last year, the company reported $12.5 million in revenue and net earnings of $793,000, or $0.08 per fully diluted share. The way the first quarter of fiscal 2004 is developing, interventional business revenue is expected to be around $5.5 million, while surgical business revenue is expected to be a record $7.0 million or greater. In the first quarter of fiscal 2003, interventional business revenue was $6.4 million, and surgical business revenue was $6.1 million. The company plans to announce 2004 first-quarter earnings on February 18, 2004.

     "We understand the disappointment this announcement may cause our shareholders; however, we encourage them to look at the annual time horizon as a measure of our success, as we do," said Karen Gilles Larson, president and chief executive officer of Synovis Life Technologies. "Many of us at the company, along with our directors, are significant shareholders. We believe this slow start to the year in the interventional business is a short-term situation, and while certainly not desirable in its perception, we are not discouraged by it. We know what our prospects are and remain


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Synovis Life Technologies, Inc.
January 13, 2004
Page 2



very enthusiastic about them. Our current business opportunities, and those in our pipeline, provide the basis for our excitement. We are advancing these opportunities daily in both business segments. At this point in time, we have no basis to believe that we will not reach our annual guidance."

         The company reaffirmed its guidance for the current fiscal year ending October 31, 2004, for revenue in the range of $75 million to $79 million, with earnings per diluted share of $0.56 to $0.60. This guidance reflects revenue growth ranging from 29 percent to 36 percent, and growth in earnings per share of 19 percent to 28 percent over fiscal 2003.

         Revenue from the interventional business grew by 59 percent in fiscal 2003 and by 60 percent in fiscal 2002. Surgical business revenue grew by 31 percent in 2003 and 24 percent in the previous year. The company anticipates the fiscal 2004 revenue growth rates of these two business segments will come much closer together. Shipments in the interventional business segment were slow in November and December, but are showing increases as January progresses. The company believes the slow start is due primarily to certain customers having increased inventories throughout much of fiscal 2003 and continuing to draw them down as Synovis' current fiscal year began.

         The capabilities added with the company's March 2002 acquisition in the interventional business are providing a solid source of new revenue growth as well as an excellent resource for intercompany manufacturing needs. Since the acquisition, Synovis has added capabilities in laser ablation and swiss screw machining, which is a high-tolerance precision micro-machining ability. The company currently has several new interventional business opportunities that are expected to move through the development pipeline in time to contribute meaningful revenue to the fiscal year. The company filed its first 510(k) submission related to the interventional business on December 31, 2003. This submission, which is for the company's proprietary steerable-stylet technology for cardiac lead delivery, represents an opportunity for both Synovis and its customers.

         Larson continued, "We are expecting record revenue in the first quarter in our surgical business, with our Peri-Strips(R) product leading the revenue growth. More and more Peri-Strips data are becoming available, adding to the long clinical history which confirms the benefits of this product and its excellent performance in gastric bypass surgery, lung volume reduction surgery, and other lung resection surgeries. We plan to submit two 510(k) applications for additional Peri-Strips indications in the first half of this fiscal year. One of these applications could have very significant potential. We expect that consolidated revenue and earnings will ramp up sharply in the second half of this fiscal year. Our expectations are based, among other things, on the estimated timelines for new indications of current products, the estimated progressive growth of lung volume reduction surgery as patient awareness increases and the timelines for completion of development work for new interventional business customers and the ensuing production revenue. The bottom line is: despite the slow start in the interventional business, Synovis is expecting a good year."

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Synovis Life Technologies, Inc.
January 13, 2004
Page 3



CONFERENCE CALL TODAY

         Synovis will host a live Webcast of a conference call today, January 13, at 4:00 p.m. CT (5:00 p.m. ET) to discuss the first-quarter outlook. To access this Webcast, go to the investor portion of the company's Web site, www.synovislife.com, and click on the Webcast icon. The Webcast replay will be available from approximately 6:00 p.m. CT, January 13.


         If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID number 567187. The audio replay will be available beginning at 6:00 p.m. CT on Tuesday, January 13, through 6:00 p.m. CT on Tuesday, January 20, 2004.


ABOUT SYNOVIS LIFE TECHNOLOGIES


         Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

         Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product orders and shipments, the product development cycle of new customer opportunities, the timing of new product introductions and related regulatory approvals, the number of certain surgical procedures performed and the level of orders from contract manufacturing customers. A full discussion of factors can be found in the company's Annual Report on Form 10-K for the year ended October 31, 2002.



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